Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2014

Ocala, FL…December 19, 2014— Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its fiscal year ended November 1, 2014. Sales for fiscal year 2014 were up 14% to $21,152,259 as compared to $18,525,950 recorded in fiscal year 2013. Income from operations for fiscal year 2014 was $1,311,030 versus $781,692 in the same period a year ago. Net income after taxes was $1,257,898 as compared to $747,106 for the same period last year. The net income after taxes for fiscal year 2014 included a $321,531 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share for fiscal year 2014 were $0.32 per share compared to $0.18 per share last year.

For the fourth quarter of fiscal 2014, sales were $6,183,165 as compared to sales of $6,552,208 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2014 was $632,090 versus $682,501 in the same period last year. Net income after taxes was $617,328 versus last year’s results of $667,781. The net income after taxes for fourth quarter of 2014 included a $90,176 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share for the fourth quarter were $0.15 per share versus earnings of $0.16 per share last year.

Nobility’s financial position during fiscal year 2014 remains very strong with cash and cash equivalents and short term investments of $14,612,856 and no outstanding debt. Working capital is $23,540,635 and our ratio of current assets to current liabilities is 10.9:1. Stockholders’ equity is $36,549,960 and the book value per share of common stock increased to $8.99.

Terry Trexler, President, stated, “Our sales and operations continue to be impacted by our country’s economic conditions and those in the state of Florida. Although the immediate outlook for the manufactured housing industry in Florida and the nation is improving, the long-term demographic trends still favor stronger growth in the Florida market area we serve. Our 47 years of experience in the Florida market and consumers’ increased need for more affordable housing should serve us well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. The country must experience a better economy with less uncertainty, continued improved sales in the existing home market, declining unemployment, increased consumer confidence and more retail financing for the sales of our affordable homes, for the Company to improve significantly.

We understand that during this uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent historically poor business conditions in our market area, we will continue to evaluate Prestige’s retail model centers in Florida, along with all other expenses and react in a manner consistent with maintaining our strong financial position.”

We have specialized for 47 years in the design and production of quality, affordable manufactured homes at our plant located in central Florida. With our multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	November 1, 2014	November 2, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,116,412	$10,468,453
Short-term investments	496,444	455,232
Accounts receivable - trade	2,141,468	2,701,057
Mortgage notes receivable, current	7,126	4,549
Income tax receivable	5,964	—
Inventories	5,516,540	5,043,816
Pre-owned homes, current	2,839,203	2,187,598
Prepaid expenses and other current assets	286,990	319,546
Deferred income taxes	508,633	656,461

Total current assets	25,918,780	21,836,712

Property, plant and equipment, net	3,957,071	3,731,463
Pre-owned homes	1,711,000	4,316,397
Mortgage notes receivable, long term	180,800	183,753
Other investments	2,751,663	2,938,273
Deferred income taxes	1,487,367	1,339,539
Other assets	2,921,424	2,804,484

Total assets	$38,928,105	$37,150,621

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$502,259	$645,519
Accrued compensation	320,502	170,026
Accrued expenses and other current liabilities	526,296	614,368
Customer deposits	1,029,088	537,052

Total current liabilities	2,378,145	1,966,965

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,643,866	10,632,060
Retained earnings	34,577,682	33,319,784
Accumulated other comprehensive income	281,590	240,378
Less treasury stock at cost, 1,301,038 shares in 2014 and 1,307,854 shares in 2013	(9,489,669)	(9,545,057)

Total stockholders’ equity	36,549,960	35,183,656

Total liabilities and stockholders’ equity	$38,928,105	$37,150,621

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

Net sales	$6,183,165	$6,552,208	$21,152,259	$18,525,950

Cost of goods sold	(4,721,615)	(5,202,944)	(16,780,713)	(15,149,277)

Gross profit	1,461,550	1,349,264	4,371,546	3,376,673

Selling, general and administrative expenses	(829,460)	(666,763)	(3,060,516)	(2,594,981)

Operating income	632,090	682,501	1,311,030	781,692

Other income (loss):
Interest income	24,024	13,002	63,137	53,346
Undistributed earnings in joint venture - Majestic 21	29,008	31,913	134,921	121,293
Losses from investments in retirement community limited partnerships	(90,176)	(66,859)	(321,531)	(289,990)
Miscellaneous	25,560	906	74,377	74,447

Total other loss	(11,584)	(21,038)	(49,096)	(40,904)

Income before provision for income taxes	620,506	661,463	1,261,934	740,788

Income tax benefit (expense)	(3,178)	6,318	(4,036)	6,318

Net income	617,328	667,781	1,257,898	747,106

Other comprehensive income (loss)
Unrealized investment gain (loss)	15,083	(6,839)	41,212	134,288

Comprehensive income	$632,411	$660,942	$1,299,110	$881,394

Weighed average number of shares outstanding:
Basic	4,062,640	4,057,053	4,059,668	4,057,053
Diluted	4,063,700	4,058,036	4,060,654	4,057,053

Net income per share:
Basic	$0.15	$0.16	$0.32	$0.18
Diluted	$0.15	$0.16	$0.32	$0.18